Consent of Independent Public Accountants

As independent  public  accountants,  we hereby consent to the use of our report dated July 18, 1996, except with respect to the note labeled "Subsequent Events", included in the financial statements of MET Holdings Corporation for the year ended December 31, 1995, as to which the date is September 30, 1996, which report is included in or made a part of this registration statement. In addition, we hereby consent to the incorporation by reference in this registration statement of our report dated February 15, 1996 included in TeleBanc Financial Corporation's Form 10-K for the year ended December 31, 1995 and to all references to our Firm included in this registration statement.


                                                  Arthur Andersen LLP


Washington, D.C.
   October 7, 1996